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                                                                      EXHIBIT 99

[Safeway Inc. Logo] Safeway, Inc.

FOR IMMEDIATE RELEASE

                                             Contacts: Julie Hong (925) 467-3832
                                                Melissa Plaisance (925) 467-3136

            SAFEWAY INC. PROVIDES GUIDANCE FOR SECOND QUARTER 2002

Pleasanton, CA -- June 12, 2002 -- Safeway Inc. expects to report diluted earnings per share of approximately $0.71-$0.73 for the second quarter ending June 15, 2002, before one-time charges. This is 5 - 8% below the existing First Call consensus estimate of $0.77 per share for the second quarter of 2002. In addition, the Company is revising its full year 2002 guidance to $2.86 - $2.90 per share before one-time charges, which is 8 - 9% below the current First Call consensus estimate of $3.15 for 2002.

The sales and income shortfall is a result of the continued softness in the economy, an increase in competitive activity, an overly aggressive shrink effort and disruptions associated with the centralization of buying and merchandising.

"While we are disappointed with our results, we firmly believe we can reverse current trends," said Steve Burd, Chairman, President and CEO. "We have just completed a mid-year business review and are very encouraged by the plans that will be implemented in the remainder of this year. The Company plans to invest 75 - 100% of its gross margin improvements to drive sales, slow down its shrink reduction efforts to allow more time for training store employees, and make adjustments in its marketing centralization initiative to ensure a smooth transition."

Safeway also plans to reduce its capital spending plans for 2002 by approximately 10% to $1.9 billion from $2.1 billion. Based on the Company's new profit and capital forecast, it expects to generate more than $500 million in free cash flow this year, which it plans to use to buy back stock or pay down debt, depending on market conditions and strategic alternatives.

The Company also expects to record one-time charges in the range of $60 million to $70 million in the second quarter of 2002, for severance costs related to the restructuring of a 29-store labor contract, for severance and transition costs related to the centralization of marketing functions, and for costs associated with 11 - 14 store closures.

A conference call will be broadcast live over the Internet today at 8:00AM (11AM EST) and can be accessed at http://www.safeway.com/investor_relations. Click on WEBCAST EVENTS to access the live call. An on-demand webcast of the call will also be available for approximately one week following the call.

Safeway Inc. is a Fortune 50 Company and one of the largest food and drug retailers in North America based on sales. The Company operates 1,782 stores in the United States and western Canada, and had annual sales of $34.3 billion in 2001. The Company's stock is traded on the New York Stock Exchange under the symbol SWY.


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This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, sales, earnings estimates, capital expenditures, operating improvements, cost reductions, gross margin improvements, cash flow, shrink reduction efforts, centralization of operations, one-time charges, debt reductions, share repurchases and are indicated by words or phrases such as "comfortable," "continuing," "on-going," "expects," "plans," and similar words or phases. These statements are based on Safeway's current plans and expectations and involve risks and uncertainties which are, in many instances, beyond our control, including general business and economic conditions, competitive factors, results of our programs to reduce costs, increase sales and improve capital management, achieve operating improvements in companies that we acquire, labor costs, unanticipated events or changes in future operating results, financial condition or business over time, or unfavorable legislative, regulatory or judicial developments, that could cause actual events and results to vary significantly from those included in or contemplated by such statements. The Company undertakes no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof and disclaims any obligation to do so. Please refer to Safeway's reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.